AIT Therapeutics Appoints Douglas J. Beck as Chief Financial Officer

Seasoned expert with three decades of financial planning and management experience to join AIT Team

Garden City, NY, and Rehovot, Israel, October 26, 2018 – AIT Therapeutics, Inc. (OTCQB: AITB), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, today announced the appointment of Douglas J. Beck, CPA a seasoned biotechnology executive, as its Chief Financial Officer effective as of November 1, 2018.

“We are thrilled to have Doug join the AIT team. He brings tremendous industry experience as an expert financial executive having served as CFO for four US exchange listed companies, three of which were in the life sciences sector,” said Steven Lisi, Chairman and Chief Executive Officer of AIT Therapeutics. “Throughout his long and impressive career Doug has had many significant accomplishments that provide confidence that he can be a tremendous asset as we grow.” Mr. Lisi added, “I would like to thank Steve DiPalma of Danforth Advisors for his assistance over the last 6 months to get us to this point with Doug.”

“I am honored to join AIT’s management team and be part of this exciting journey,” Mr. Beck said. “AIT’s NO Generator and Delivery System is truly ground-breaking technology and has the potential to change the treatment paradigm in patients with serious infections and diseases like bronchiolitis and cystic fibrosis. I look forward to contributing to the Company’s success and development.”

Mr. Beck joins AIT after having served as Chief Financial Officer for several companies, as well as having advised various large-scale firms as a financial consultant. Mr. Beck most recently served as Chief Financial Officer at JLM Couture, Inc. where he achieved tax savings of approximately a half million dollars and annual expense savings of a quarter million dollars. Prior to JLM Couture, Inc., Mr. Beck was Chief Financial Officer of Relmada Therapeutics, Inc., a clinical stage pharmaceutical company, where he was an integral part of the team when the company went public and raised $43 million. Mr. Beck also served as Chief Financial Officer for iBio, Inc. where he assisted in raising $10 million in equity, and Lev Pharmaceuticals, Inc., where he spent 4 years until the completion of a $618 million sale of the company.

About Nitric Oxide (NO)

Nitric Oxide (NO) is a powerful molecule proven to play a critical role in a broad array of biological functions. In the airways, NO is believed to play a key role in the innate immune system at concentrations of approximately 200 ppm. In vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, both gram-positive and gram-negative, but also against other diverse organisms including mycobacteria, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About AIT Therapeutics Inc.

AIT Therapeutics Inc. is a clinical-stage medical device and biopharmaceutical company using nitric oxide (NO) to treat respiratory and other diseases. The Company is currently applying its therapeutic expertise to treat lower respiratory tract infections that are not effectively addressed with current standards of care, as well as pulmonary hypertension, in various settings. AIT is currently advancing its revolutionary NO Generator and Delivery System in clinical trials for the treatment of bronchiolitis and severe lung infections such as nontuberculous mycobacteria (NTM). For more information, visit www.AIT-Pharm.com.

Forward-Looking Statement

This press release contains “forward-looking statements.” Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT

Steven Lisi, Chief Executive Officer

AIT Therapeutics, Inc.

Steve@AIT-Pharm.com

Bob Yedid

LifeSci Advisors, LLC

Bob@LifeSciAdvisors.com

(646) 597-6989